Exhibit 99.1

Missouri Public Service Commission Issues Rate Order Approving Settlement
Rate Review driven by $770 million in system improvements; settlement includes funding for customer assistance programs

ST. LOUIS, Mo. (May 3, 2023) – On May 3, 2023, the Missouri Public Service Commission (MoPSC) issued an order approving the rate settlement reached by parties in Missouri American Water’s rate review for its water and wastewater operations. The company, the MoPSC Staff, the Office of the Public Counsel, the Midwest Energy Consumers Group, the City of St. Joseph, and Consumer’s Council of Missouri signed on to the settlement. No parties involved in the rate review objected to the settlement.

“We are pleased the Missouri Public Service Commission approved the settlement, which was reached after working diligently with the parties to balance affordability with system investments,” said Rich Svindland, president of Missouri American Water. “The settlement allows us to recover prudent investments in our treatment plants and pipelines that benefit customers by enhancing service, reliability, resiliency and water quality.”

The rate review, which was filed in July 2022, included a request for recovery of nearly $770 million in water and wastewater system improvements from January 2021 to May 2023.

New rates are expected to take effect by the end of May 2023. Most residential water customers will see an increase of about $5 to $7 in their total monthly bill, while most wastewater customers will see an increase ranging from less than $1 to about $7 on their monthly bill, depending on the customer’s service area.

The MoPSC also approved customer assistance funding.

“While a water bill is typically one of the lowest utility bills, we understand it’s not the only bill that customers pay,” said Svindland. “We are proud to continue our support for our H2O Help to Others customer assistance program and offer flexible options like installment plans and budget billing, and to help customers facing especially difficult circumstances like rehousing or a critical event.”

Information on customer assistance programs can be found at missouriamwater.com > Customer Service and Billing > Payment Assistance Options. Customers in need are also encouraged to apply for the Low-Income Household Water Assistance Program, which is a temporary federal program that offers grants up to $750 to help with water and/or wastewater bills.

For more details on the company’s rate review, visit missouriamwater.com > Customer Service and Billing > Water and Wastewater Rates.

Missouri American Water
Missouri American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 1.5 million people. For more, visit missouriamwater.com and follow Missouri American Water on Twitter, Facebook and LinkedIn.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,500 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Media Contact:
Christie Barnhart
Senior Manager, External Communications
Cell: 417-529-9781
Christie.barnhart@amwater.com

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